EXHIBIT (N)(1)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-139653 of Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C. on Form N-2 of our report for Old Mutual 2100 Emerging Managers Master Fund, L.L.C. dated November 2, 2006 and Old Mutual 2100 Emerging Managers Institutional Fund, L.L.C. dated March 12, 2007, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" in the Prospectus.




/s/ ANCHIN, BLOCK & ANCHIN LLP
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By: Anchin, Block & Anchin LLP
1375 Broadway
New York, New York 10018

March 20, 2007